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                                                                 Exhibit 10.1.18



                                                               [AIRONET LOGO]

                                                                October 19, 1999


Mr. Donald I. Sloan
Aironet Wireless Communications, Inc.
3875 Embassy Parkway
Akron, Ohio  44334

Dear Mr. Sloan:

         Aironet Wireless Communications, Inc. (the "Company") considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. As a publicly held corporation, the Company recognizes the possibility that a change in its control may arise and that the uncertainty and questions which it may raise among management may result in the departure or distraction of management to the detriment of the Company and its stockholders. Accordingly, in order to induce you to remain in the employ of the Company and to secure for the Company and its stockholders the benefits of your continued attention and dedication during the pendency of any proposed or attempted "Change in Control" (as defined below), including your assessment and advice to the Company's Board of Directors (the "Board") as to whether any such proposal would be in the best interests of the Company and its stockholders, the Compensation Committee of the Board has determined to extend to you the severance benefits set forth in this letter agreement (this "Agreement"), which supplements any employment agreement now existing or hereafter entered into between you and the Company (your "Employment Agreement", if any) and any rights or benefits to which you may be entitled under any Plans (as defined below), in the event your employment with the Company is terminated subsequent to a Change in Control.

         1. TERMINATION FOLLOWING A CHANGE IN CONTROL.

         If, during the period commencing with an offer or other proposal of a transaction or event which is ultimately consummated and when consummated constitutes a Change in Control (the "Offer Period") and ending twenty-four (24) months after such Change in Control shall have occurred, your employment by the Company shall be terminated (1) by the Company other than for "Cause" or "Disability" or at normal retirement age or (2) by you for "Good Reason" (as each of the foregoing capitalized terms is defined below), then you shall be entitled, notwithstanding any contrary provisions of your Employment Agreement or any Plan, to receive the following benefits:

         (a) Salary through the date of termination at the rate in effect immediately prior thereto, plus any benefits or awards (whether to be provided in cash, stock or other right or property) which have been earned or become payable, but which have not yet been paid to you, pursuant to the terms of any compensation plan, such as a bonus, incentive, stock option, restricted stock or



                      Aironet Wireless Communications, Inc.
           3875 Embassy Parkway, P.O. Box 5292, Akron, OH 44334-0292
                       (330) 664-7900 Fax (330) 664-7922
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Mr. Donald I. Sloan
October 19, 1999
Page 2


stock appreciation right plan, any benefit plan, such as a thrift, pension, retirement, 401(k), profit-sharing, health, disability, accident or life insurance plan, any vacation or relocation plan or policy or any other plan, program or policy of the Company intended to benefit all, or any designated group of, Company employees (each of the foregoing constituting a "Plan");

         (b) severance payment equal to your annual cash compensation as in effect immediately prior to the Change in Control, payable in a lump sum at the later of (i) five (5) days after the Change in Control or (ii) five (5) days after termination of employment, which severance pay shall be in addition to any severance pay which may be payable to you under your Employment Agreement, if any; and

          (c) continued benefits (or if unavailable under the general terms and provisions of the applicable Plan, their equivalent) for you and your dependents, for a period terminating on the earliest of (a) two (2) years after your employment termination, (b) the commencement date of equivalent benefits from a new employer, or (c) your normal retirement date (after which the terms of any retirement Plan shall govern), under all insured and self-insured employee welfare benefit Plans in which you participated immediately prior to such termination date, provided that you shall not be required to pay any amount greater than the regular contribution made by you for such participation immediately prior to such termination date.

         During any Offer Period the Company may, in its discretion, hold your rights hereunder in abeyance until the Change in Control actually occurs.

         Except as specifically provided in Subparagraph (c) above, the amount of any payment or benefits provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of by any compensation earned by you as the result of your employment by another employer, by retirement benefits, by any amount claimed to be owing by you to the Company or otherwise.

         2. "CHANGE IN CONTROL" DEFINED.

         For purposes of this Agreement:

          (a) A "Change in Control" is deemed to have occurred when (i) any Person after the date of this agreement becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (as amended, the "Exchange Act")), directly or indirectly, of fifteen percent (15%) or more of the combined voting power of the Company's Voting Securities or any Person who on the date of this agreement is the beneficial owner of fifteen percent (15%) or more of the combined voting power of the Company's Voting Securities becomes the beneficial owner, directly or indirectly, of additional combined voting power of Voting Securities in excess of that which is beneficially owned on the date hereof, or (ii) the holders of the Company's


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Mr. Donald I. Sloan
October 19, 1999
Page 3


securities entitled to vote thereon approve, or there otherwise occurs or is commenced, a sale, lease, exchange or other disposition of all or substantially all the assets, or the dissolution or liquidation, of the Company, or any merger, consolidation or reorganization to which the Company is a party and as the result of which the Company's stockholders prior to the transaction do not own at least fifty percent (50%) of the voting power of the surviving entity in the election of directors, or (iii) "Continuing Directors" (as defined below) cease for any reason to constitute at least a majority of the Board, or (iv) any other event occurs which is of such a nature that would be required to be reported as a change in control in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof pursuant to Section 13 or 15(d) of the Exchange Act, or similar successor public filing; provided, however, that any such event shall not be deemed to be a Change in Control as to you if it results in you, or a group of Persons which includes you, acquiring, directly or indirectly, fifteen percent (15%) of more of the combined voting power of the Company's Voting Securities;

         (b) "Continuing Directors" means and includes the persons constituting the Board as of the date of this Agreement as well as each person who becomes a director of the Company subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by an affirmative vote of at least a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director or of the inclusion of such person in such proxy statement as such a nominee, in any such case without objection by any member of such approving majority of the then Continuing Directors to the nomination of such person or the naming of such person as a director nominee), for so long as each such director shall remain in office;

         (c) "Person" means and includes any individual, corporation, partnership, group, association or other "person", as such term is used in
Section 14(d) of the Exchange Act, but excludes: (i) the Company; (ii) any employee benefit plan sponsored by the Company and (iii) any Person which after the date of this agreement becomes the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the combined voting power of the Company's Voting Securities and any Person who on the date of this agreement is the beneficial owner of fifteen percent (15%) or more of the combined voting power of the Company's Voting Securities and which hereafter becomes the beneficial owner of additional combined voting power in excess of the that which is beneficially owned on the date hereof, if, but only if, such voting power is not acquired, intentionally or unintentionally, as a prelude to or in connection with any other type of transaction, including the acquisition of additional voting power, that would be considered a Change of Control hereunder and the Board deems the acquisition of such voting power alone not to constitute a Change in Control hereunder.




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Mr. Donald I. Sloan
October 19, 1999
Page 4


         (d) "Voting Securities" means the Company's Common Stock, par value $0.01 per share, and any and all other then outstanding Company securities ordinarily having the right to vote generally in the election of the Company's directors.

         3. GROUNDS FOR TERMINATION OF EMPLOYMENT.

         (a) Termination of your employment based on "Disability" means termination because of your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless you return to the full-time performance of your duties within thirty (30) days after the Company gives written notice to you of its intent to terminate your employment due to such absence, you shall have returned to the full-time performance of your duties.

         (b) Termination of your employment for "Cause" means termination for your dishonesty, conviction for any felony, grossly negligent or willful misconduct in the work place, or material breach of your Employment Agreement, if any, or of any material Company policy applicable to its employees generally.

         (c) Any of the following shall constitute "Good Reason" for you to terminate your employment:

          (i) any change, without your prior written consent, in your status (other than the fact that the Company may no longer be publicly traded), positions or job responsibilities which you consider to be a reduction in, or the assignment to you of any duties or responsibilities which you consider to be inconsistent with, your status, positions or responsibilities as in effect immediately prior to the Change in Control (other than as the result of your death or the termination of your employment by the Company for Cause, Disability or at normal retirement age or by you other than for Good Reason);

         (ii) a reduction by the Company, without your prior written consent, in your base salary, or in the level of benefits provided to you and your dependents under any Plan, as in effect immediately prior to the Change in Control;

         (iii) the Company's requiring you, without your express written consent, to be based anywhere other than, or to relocate from, the metropolitan area where your office is located immediately prior to the Change in Control;




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Mr. Donald I. Sloan
October 19, 1999
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         Your right to terminate your employment pursuant to this Subparagraph
(c) shall not be affected by your incapacity due to physical or mental illness. A termination of employment by you shall be for Good Reason if one of the occurrences specified in this Subparagraph (c) shall have occurred, notwithstanding that you may have an offer of employment from another employer or any other reason(s) for terminating your employment with the Company.

         4. TAXES.

         (a) All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

         (b) Notwithstanding anything in this Agreement to the contrary, if any portion of any of the payments and benefits provided for in this Agreement, together with any other payments and benefits which you have the right to receive from the Company, its successors or any Person whose actions result in a Change in Control, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statutory provision ("Parachute Payments"), the Company shall pay to you, within five (5) days of your receipt of such payments and benefits, such additional amounts as are necessary so that, after taking into account any tax imposed by said Section 4999 or any successor statutory provision on any such Parachute Payments and on any payments made pursuant to this Subparagraph (b), you are in the same after-tax position in which you would have been if said Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this Subparagraph (b).

         5.  RESTRICTIVE COVENANTS AND ASSIGNMENT OF RIGHTS

         In consideration of the rights granted to you in this Agreement, you agree to the following, which are in addition to any other similar agreements made by you in favor of the Company:

COVENANT NOT TO COMPETE

         (a) Restricted Activities--Duration. You agree that, in addition to being operative while you are employed by the Company, the provisions of clauses
(i) through (iii) of this paragraph (a) shall be operative for a period of twelve (12) months after you are no longer employed by the Company, regardless of the time, manner or reasons for termination, or whether you leave the Company or are terminated by the Company. During such periods, you will not, directly or indirectly, acting alone or as a member of a partnership or as an owner, director, officer, you, manager, representative or consultant of any corporation or other business entity:




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Mr. Donald I. Sloan
October 19, 1999
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         (i) engage in any business in competition with or adverse to the business that is conducted by the Company, or, without limiting the generality of the foregoing, engage in any business which manufactures, sells, distributes, services or supports products which are of type manufactured, sold, marketed, serviced or supported by the Company, or which are in the process of development in which you participated or had knowledge of, at the time of your termination from the Company, in the United States, Canada or any European, Asian, Pacific or other foreign country in which the Company then or thereafter transacts business or is making a bona fide attempt to do so;

         (ii) induce, request or attempt to influence any customers or suppliers of the Company to curtail or cancel their business or prospective business with the Company or in any way interfere with the Company's business relationships; or

         (iii) induce, solicit, assist or facilitate the inducement or solicitation by a third person of any employee, officer, agent or representative of the Company, to terminate their respective relationship with the Company or in any way interfere with the the Company's employee, officer, agent or representative relationships.

         (b) TOLLING; RELIEF OF OBLIGATIONS. In the event that you breach any provision of paragraph (a) above, such violation (1) shall toll the running of the twelve (12) month period set forth therein from the date of commencement of such violation until such violation ceases, and (ii) shall relieve the Company of any obligations to you under this Agreement.

         (c) "BLUE PENCILING" OR MODIFICATION. If either the length of time, geographic area or scope of restricted business activity set forth in paragraph
(a) is deemed unreasonably restrictive or unreasonable in any other respect in any court proceeding, you and the Company agree and consent to such court's modifying or reducing such restriction(s) to the extent deemed reasonable under the circumstances then presented.




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Mr. Donald I. Sloan
October 19, 1999
Page 7


NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
------------------------------------------

         (a) For purposes of this Agreement, "Confidential Information" means all information or trade secrets of any type or description belonging to the Company which are proprietary and confidential to the Company or its subsidiaries and which are not publicly disclosed or are only disclosed with restrictions. Without limiting the generality of the foregoing, "Confidential Information" includes strategic plans for carrying on business, other business plans, cost data, internal financial information, customer lists, you lists, vendor lists, business partner or alliances lists manufacturing methods or processes, product research or engineering data, drawings, designs, schematics, flow charts, computer programs, program decks, routines, subroutines, translators, compilers, operation systems, object and source codes, specifications, inventions, calculations, discoveries and any letters, papers, documents or instruments disclosing or reflecting any of the foregoing, and all information revealed to, acquired or created by you during your employment by the Company relating to any of the foregoing.

         (b) You acknowledges that the discharge of your duties to the Company necessarily involves access to Confidential Information. You acknowledge that your unauthorized use or disclosure of Confidential Information to third parties might cause irreparable damage to the Company and the Company's business. Accordingly, you agree that at all times after the date hereof you will not copy, publish, disclose, divulge to or discuss with any third party nor use for your own benefit or that of others, without the prior express written consent of the Company's Board, any Confidential Information, it being understood and acknowledged by you that all Confidential Information created, compiled or obtained by you or the Company, or furnished to you by any person while you are associated with the Company remains the Company's exclusive property.

         (c) Promptly upon termination of your employment, irrespective of the time or manner thereof or reason therefor, you agrees to return and surrender to the Company all Confidential Information in any manner in your control or possession, as well as all other the Company property.




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Mr. Donald I. Sloan
October 19, 1999
Page 8


REMEDIES INADEQUATE.
--------------------

         (a) You acknowledges that the services to be rendered by you to the Company as contemplated by this Agreement are special, unique and of extraordinary character. You expressly agree and understand that the remedy at law for any breach by you the Non-Competition or Confidential Information sections of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, upon adequate proof of your violation of any legally enforceable provision of those sections, the Company shall be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened or further breach. In the event any equitable proceedings are brought to enforce the provisions of any of those sections, you agree that you will not raise in such proceedings any defense that there is an adequate remedy at law, and you hereby waive any such defense. Nothing in this Agreement shall be deemed to limit the Company's remedies at law or in equity for any breach by you of any of the provisions of those sections, or of similar provisions in other agreements between you and the Company, which may be pursued or availed of by the Company.

         (b) You have carefully considered, and have had adequate time and opportunity to consult with your own counsel or other advisors regarding the nature and extent of the restrictions upon you and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledge and agree that such restrictions are reasonable in time, territory and scope, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle your inherent skill and experience, would not operate as a bar to your sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to you.

         (c) The covenants and agreements made by you in this Section 5 shall survive full payment by the Company to you of the amounts to which you is entitled under this Agreement.

RIGHTS.
-------

         You acknowledge and agree that any procedure, design feature, schematic, invention, improvement, development discovery, know how, concept, idea or the like (whether or not patentable, registrable under copyright or trademark laws, or otherwise protectable under similar laws) that you may conceive of, suggest, make, invent, develop or implement, during the course of your service to the Company (whether individually or jointly with any other person or persons), with the Company's property or relating in any way to the business of the Company or to the general industry of which the Company is a part, as shall all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or applications therefor) and similar protections therein (all of the foregoing referred to as "Work Product"), shall be the sole,


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Mr. Donald I. Sloan
October 19, 1999
Page 9


exclusive and absolute property of the Company. All Work Product shall be deemed to be works for hire, and to the extent that any Work Product may not constitute a work for hire, you hereby assigns to the Company all right, title and interest in, to and under such Work Product, including without limitation, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as the Company may desire to obtain. You will immediately disclose all Work Product to the Company and agree, at any time, upon the Company's request and without additional compensation, to execute any documents and otherwise to cooperate with the Company respecting the perfection of its right, title and interest in, to and under such Work Product, and in any litigation or controversy in connection therewith, all expenses incident thereto to be borne by the Company.

         6. SUCCESSORS; BINDING AGREEMENT.

         (a) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. the Company will require any "Successor" (as defined below) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform under this Agreement if no such succession had taken place. Failure of the Company to obtain such assumption and agreement within one (1) business day after any Person becomes a Successor shall constitute Good Reason for termination by you of your employment. For purposes of this Agreement: (i) "Successor" shall mean any Person that, through one or a series of transaction(s), succeeds to, or has or obtains the practical ability to control (either immediately or with the passage of time), all or substantially all of the Company's business directly, by merger, consolidation, purchase or lease of assets or otherwise, or indirectly, by purchase of the Company's Voting Securities or otherwise; and (ii) the "Company" shall mean the Company as hereinbefore defined and any Successor which executes and delivers the agreement provided for in the first sentence of this Subparagraph (a) or which by operation of law or otherwise becomes bound by the terms of this Agreement.

         (b) This Agreement shall be binding upon you and shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         (c) the Company expressly acknowledges and agrees that this Agreement creates in you a contractual right to the payments and benefits provided hereunder and expressly waives any right it may have to deny or otherwise seek to avoid liability for any breach of its contractual obligations hereunder on grounds of lack of consideration, accord and satisfaction or any other defense. the Company shall pay all legal fees and related expenses you incur in protecting, obtaining or enforcing any right or benefit provided by this Agreement.




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Mr. Donald I. Sloan
October 19, 1999
Page 10


         (d) Prior to a Change in Control so long as the Company is is not then in an Offer Period, this Agreement shall terminate automatically and immediately upon (i) any termination of your employment by you or the Company for any or no reason or (ii) you are re-assigned by the Company to a position carrying duties and responsibilities of lesser stature than the position in which you are serving as of the date hereof.

         (e) This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Delaware.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter.

                                     Sincerely,

                                     Aironet Wireless Communications, Inc.


                                     By:  /s/ Roger J. Murphy, Jr.

                                     Its:  President & CEO


Agreed to as of the date first above written.


/s/ Donald I. Sloan
--------------------
Donald I. Sloan